FOR IMMEDIATE RELEASE

KIT digital, Inc. Files Previously Announced Plan of Reorganization

NEW YORK, NY, April 25, 2013— As anticipated, KIT digital, Inc. ("KIT" or the "Company"), a global provider of digital television and media solutions, announced today that the Company has filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code in furtherance of its previously announced agreement to implement a contemplated Plan of Reorganization (the “Plan”). The Plan is sponsored by three of the Company’s largest shareholders, Prescott Group Capital Management, JEC Capital Partners, and Ratio Capital Partners (collectively, the “Plan Sponsor Group”), and is anticipated to include, among other things, a recapitalization of the Company fully backstopped by the Plan Sponsor Group, an opportunity for all existing shareholders to participate in the recapitalization, and the regrouping of the core operating entities ioko 365, Polymedia, Kewego, Multicast/KDA and Megahertz into a newly formed group entity called Piksel. The Company is focused on expeditiously obtaining confirmation of the Plan.

Fabrice Hamaide, Chief Financial Officer of the Company, said, “We are extremely excited to commence the formal reorganization process. Without impacting our operating subsidiaries, the Company has prepared a process that is fair to all stakeholders and contemplates an accelerated timeline that will allow the Company to quickly emerge with a strong balance sheet, no debt, and a product and services platform that is built for profitable growth.”

For more information, please see: www.americanlegalclaims.com/kdi

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About KIT digital, Inc.

KIT digital is a leading video management software and services company. With its proprietary OVP and OTT platform products, Cloud and Cosmos, as well as systems integration and solutions design expertise, KIT delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, MTV, News Corp, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica, Universal Studios, Verizon, Vodafone VRT and Volkswagen. KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

KIT digital Media Contact:

Natasha Roberton

VP Brand and Communications

T: +1 (347) 328 3545

E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:

Tarley Jordan

Account Executive

T: +1 (917) 684 1400

E: tarley.jordan@tallgrasspr.com